Exhibit 10.1

2006 OMNIBUS STOCK PLAN OF BUCA, INC.

Restricted Stock Agreement

Name of Recipient:

No. of Shares Covered:	Date of Grant:

Vesting Schedule pursuant to Section 2 (Cumulative):

No. of Shares	Date

This is a Restricted Stock Agreement (the “Agreement”) between BUCA, Inc., a Minnesota corporation (the “Company”), and the recipient identified above (the “Recipient”), effective as of the date of grant specified above.

RECITALS

WHEREAS, the Company maintains the 2006 Omnibus Stock Plan of BUCA, Inc. (as amended from time to time, the “Plan”);

WHEREAS, the Board of Directors of the Company (the “Board”) has granted the Compensation Committee of the Board (the “Committee”) the authority to determine the awards to be granted under the Plan; and

WHEREAS, the Committee has determined that the Recipient is eligible to receive an award under the Plan in the form of shares of restricted stock.

NOW, THEREFORE, the Company hereby grants this award of restricted shares to the Recipient under the terms and conditions as follows.

TERMS AND CONDITIONS*

1.	Grant of Restricted Stock.

(a) Subject to the terms and conditions of this Agreement, the Company hereby grants to the Recipient the number of shares of common stock of the Company (the “Shares”) specified at the beginning of this Agreement. These Shares are subject to the restrictions provided for in this Agreement and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.”

(b) The Restricted Shares will be evidenced by the issuance of a stock certificate or certificates registered in the name of the Recipient and shall bear the restrictive legends specified in Section 6 hereof. The Company will retain custody of any certificate representing the Restricted Shares and the Recipient shall tender to the Company a stock power duly executed in blank relating to such custody. The Recipient may not sell, assign, transfer or otherwise dispose of, or mortgage, pledge or otherwise encumber any of the Restricted Shares. All restrictions provided for in this Agreement will apply to each Restricted Share and to any other securities distributed with respect to that Restricted Share until such Restricted Shares have vested in the Recipient in accordance with the terms and conditions of this Agreement. Any attempt to sell, assign, transfer or otherwise dispose of, or mortgage, pledge or otherwise encumber any of the Restricted Shares contrary to the provisions hereof, and any attempt to levy any attachment or pursue any similar process with respect to them, shall be null and void. Each Restricted Share will remain restricted, and subject to forfeiture to the Company unless and until that Restricted Share has vested in the Recipient in accordance with the terms and conditions of the Agreement.

2.	Vesting. The Restricted Shares that have not previously been forfeited will vest in the numbers and on the dates specified in the Vesting Schedule at the beginning of this Agreement. In addition, (a) the Restricted Shares that have not previously vested or been forfeited will vest immediately in an amount equal to the Pro-Rated Amount (as defined below) upon the first to occur of the following events: (i) death of the Recipient; (ii) Disability (as defined below) of the Recipient; and (iii) termination of the Recipient by the Company due solely to an elimination of the Recipient’s job position, and (b) the Restricted Shares that have not previously vested or been forfeited will vest in their entirety immediately upon the occurrence of a Fundamental Change (as defined below). For purposes of this Agreement, “Disability” of the Recipient means any physical or mental incapacitation whereby the Recipient is therefore unable for a period of 12 consecutive months, or for an aggregate 12 months in any 24 consecutive month period, to perform the Recipient’s duties for the Company thereof, and “Pro-Rated Amount” means that number of shares determined by (a) multiplying the number of Restricted Shares covered by this Agreement (as set forth on the cover page) by a fraction, the numerator of which is the number of whole months that have elapsed since the Date of Grant to the date of Recipient’s termination under the first to occur of the events provided in this Section 2 and the denominator is * *[Insert the number of months until all restrictions would lapse under the agreement] and then (b) subtracting the number of Restricted Shares previously vested or forfeited. For purposes of this Agreement, a “Fundamental Change” in the Company shall be deemed to occur if any of the following occur:

(1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) after the effective date of this Plan first acquires or becomes a “beneficial owner” (as

*	Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”), provided, however, that the following shall not constitute a Change in Control pursuant to this paragraph (a)(1):

(A)	any acquisition or beneficial ownership by the Company or a subsidiary;

(B)	any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries;

(C)	any acquisition or beneficial ownership by any corporation with respect to which, immediately following such acquisition, more than 70% of both the combined voting power of the Company’s then outstanding Voting Securities and the Shares of the Company is then beneficially owned by all or substantially all of the persons who beneficially owned Voting Securities and Shares of the Company immediately prior to such acquisition in substantially the same proportions as their ownership of such Voting Securities and Shares, as the case may be, immediately prior to such acquisition;

(2) A majority of the members of the Board of Directors of the Company shall not be Continuing Directors. “Continuing Directors” shall mean: (A) individuals who, on the date hereof, are directors of the Company, (B) individuals elected as directors of the Company subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of the Company, (C) individuals elected as directors of the Company subsequent to the date hereof pursuant to a nomination or board representation right of preferred stockholders of the Company or (D) any individual elected or appointed by the Board of Directors of the Company to fill vacancies on the Board of Directors of the Company caused by death or resignation (but not by removal) or to fill newly-created directorships;

(3) Consummation of a reorganization, merger or consolidation of the Company or a statutory exchange of outstanding Voting Securities of the Company, unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Shares of the Company immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 70% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation that is the issuer of such securities held by the stockholders of the Company after such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and Shares of the Company, as the case may be; or

(4) Approval by the shareholders of the Company of (x) a complete liquidation or dissolution of the Company or (y) the sale or other disposition of all or substantially all of the assets of the Company (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 70% of, respectively, the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the Voting

Securities and Shares of the Company immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Voting Securities and Shares of the Company, as the case may be.

3.	Lapse of Restrictions; Issuance of Unrestricted Shares. Upon the vesting of any Restricted Shares, (i) such vested Restricted Shares will no longer be subject to forfeiture as provided in Section 4 of this Agreement, (ii) all restrictions on the Restricted Shares will lapse, and (iii) the Company will, subject to the provisions of the Plan, issue to the Recipient a certificate evidencing the Restricted Shares that is free of any transfer or other restrictions arising under this Agreement.

4.	Forfeiture. If the Recipient’s employment with the Company is terminated for any reason, whether by the Company, by the Recipient or otherwise, voluntarily or involuntarily (other than as provided in Section 2 hereof), then the Restricted Shares shall be forfeited by the Recipient to the Company (the “Forfeiture”); provided, however, that the Committee may, when it finds that waiver would be in the best interest of the Company, waive the Forfeiture with respect to some or all of the Restricted Shares. In the event of a Forfeiture of any of the Restricted Shares, the Recipient shall have no right, title or interest whatever in such Restricted Shares.

5.	Shareholder Rights. As of the date of issuance of the Restricted Shares, the Recipient shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares (including voting rights and the right to receive dividends and other distributions), except as otherwise specifically provided in this Agreement.

6.	Restrictive Legends and Stop-Transfer Orders.

(a) The certificate representing the Restricted Shares shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, OR OTHERWISE DISPOSED OF, OR MORTGAGED, PLEDGED OR OTHERWISE ENCUMBERED, AND ARE SUBJECT TO THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(b) The Recipient agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any.

(c) The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.

7.	Employment. This Agreement shall not give the Recipient any right to continued employment with the Company or any parent or subsidiary thereof, and the Company or any parent or subsidiary thereof employing the Recipient may terminate such employment or otherwise treat the Recipient without regard to the effect it may have upon the Recipient or any Restricted Shares under this Agreement.

8.	Tax Withholding. The parties hereto recognize that the Company or a parent or subsidiary of the Company may be obligated to withhold federal and state income taxes or other taxes upon the vesting of the Restricted Shares, or, in the event that the Recipient elects under Section 83(b) of the Internal Revenue Code to report the receipt of the Restricted Shares as income in the year of receipt, upon the Recipient’s receipt of the Restricted Shares. The Recipient agrees that, at such time, if the Company or a parent or subsidiary is required to withhold such taxes, the Recipient will promptly pay in cash upon demand to the Company, or the parent or subsidiary having such obligation, such amounts as shall be necessary to satisfy such obligation.

9.	Limitation on Change in Control Payments. Notwithstanding anything in this Agreement to the contrary, if, with respect to the Recipient, the acceleration of the vesting of Restricted Shares as provided in Section 2 of this Agreement (which acceleration could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), together with any other payments which the Recipient has the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to the Recipient will be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code. Without limiting the prior sentence, the Recipient will have the discretion to determine which “payments” will be reduced so that no portion of such “payments” are subject to the excise tax imposed by Section 4999 of the Code. Notwithstanding anything to the contrary in this Section 9, if the Recipient is subject to a separate agreement with the Company that expressly addresses the potential application of Section 280G or 4999 of the Code (including, without limitation, that “payments” under such agreement or otherwise will be reduced, that such “payments” will not be reduced or that such “payments” will be “grossed up” for tax purposes), then this Section 9 will not apply, and any “payments” to the Recipient pursuant to Section 2 of this Agreement will be treated as “payments” arising under such separate agreement.

10.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Recipient. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

11.	Award Subject to Plan, Articles of Incorporation and By-Laws. The Recipient acknowledges that the Restricted Shares are subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

12.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Recipient.

13.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

IN WITNESS WHEREOF, the Recipient and the Company have executed this Agreement as of the      day of                     , 20    .

RECIPIENT

BUCA, INC.

By:
Its: